Exhibit 10.2

EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT

THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

MATERIAL TRANSFER AND RESEARCH AGREEMENT

This Agreement is made as of, April 1, 2021, (“Effective Date”) by and between AIM IMMUNOTECH INC. (“AIM”), a corporation incorporated under the laws of Delaware, and Roswell Park Cancer Institute CORPORATION, d/b/a roswell park comprehensive cancer center (“Institute”), having an office at Elm & Carlton Streets, Buffalo, NY 14263 on behalf of Dr. Pawel Kalinski, an employee of the Institute. AIM and Institute shall be referred to individually as a “party” and together as the “parties.”

WHEREAS, Institute wishes to receive Confidential Information pertaining to AIM’s inventions and knowhow and also receive samples of AIM’s drug Ampligen® free of charge, solely for purposes of conducting pre-clinical scientific research, and

WHEREAS, AIM is willing to provide Confidential Information and Ampligen® to Institute solely for purposes of conducting pre-clinical scientific research on the following terms and conditions,

NOW THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein set forth, Institute and AIM hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms will have the following meanings:

1.1 “Confidential Information” means any confidential or proprietary information, knowledge, intellectual property, pre-clinical and clinical information or data, technical and/or non-technical material or property, that is clearly marked or identified as confidential at the time of disclosure, or is such that a reasonable person knowledgeable in the field would conclude from the nature of the information and the circumstances of disclosure as being confidential, relating to RNA pharmaceutical products and technologies, including but not limited to double stranded RNA compounds and in particular the double stranded RNA compound trademarked Ampligen® provided under this Agreement. A party disclosing Confidential Information shall be a “disclosing party” and a party receiving same shall be a “receiving party.” For purposes of clarity, results of the Research Project shall not be considered Confidential Information.

1.2 The “Research Project(s)”, described in the Exhibit(s) section, and appended by reference, are to be conducted by Institute utilizing Confidential Information and Ampligen®, and are being funded by various entities independent of AIM, such as the National Institutes of Health, foundations, Department of Defense, or Institute support, etc. Parties agree that each Research Project(s) described in the Exhibit(s) section under the Agreement is individually severable.

2. PROVIDING OF MATERIAL, CONFIDENTIAL INFORMATION, AND

PERFORMANCE OF THE RESEARCH PROJECT.

2.1 AIM shall provide to Institute such Ampligen® as described in Exhibit(s) and which as may be reasonably requested by Institute from time to time for purposes of the Research Project, and shall be used by Institute solely for the purpose of conducting the Research Project.

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

2.2 The parties shall provide to each other such Confidential Information as is necessary for purposes of the Research Project.

2.3 The parties will utilize the Confidential Information exchanged solely for the purposes of conducting the Research Project.

2.4 Institute will promptly and diligently pursue the Research Project in a scientific manner, documenting in reproducible form the work performed and results achieved in pursuing the Research Project.

3. INTELLECTUAL PROPERTY.

3.1 All discoveries, know-how, techniques, ideas or intellectual property, whether patented or patentable or not, that are owned and controlled by a party to this Agreement and that were existing or conceived prior to the date of this Agreement will continue to be owned and controlled by the relevant party and are not affected by this Agreement. Ownership of and title to all trademarks, patents and other intellectual property rights in all inventions, discoveries, and other intellectual property (all herein “Intellectual Property”) which are made, conceived, reduced to practice, generated by or arise out of the Research Project under this Agreement shall follow inventorship under U.S. patent law. Inventions made solely by Institute shall be owned solely by the Institute. Inventions made solely by AIM shall be owned solely by AIM. Inventions made by both parties shall be owned jointly. Institute shall grant to AIM a non-exclusive, fully paid up right to use Institute inventions for (i) internal research, including clinical research and ii) regulatory purposes. Additionally, the Institute shall grant a time limited right for a period of one hundred eighty (180) days to negotiate a commercial, royalty bearing license under terms to be negotiated in good faith. If the parties fail to enter into license for the commercial use Invention(s) after said one hundred eighty (180) day negotiation period, then Institute shall have no further obligation to AIM regarding Invention(s). AIM agrees to indemnify and hold harmless the Institute against any claim or loss that results from AIM use of data or licenses granted under this Agreement. The provisions of this Article 3 shall survive any termination or expiry of this Agreement.

4. CONFIDENTIALITY.

4.1 The parties will employ the same degree of care to keep all Confidential Information confidential as they employ with respect to their own information of like importance, which shall not constitute less than a reasonable standard of care, and will not use any Confidential Information except for the express purposes of this Agreement and will not disclose any Confidential Information received from the other party to any third party, except to consultants (employees are not third parties as this is a Institute agreement) who are entitled to know such Confidential Information for the purposes of carrying out the object of this Agreement, and who are obligated to abide by all of the provisions of this Agreement. Nothing in this paragraph shall prevent a disclosing party from disclosing or using its own Confidential Information as it wishes.

4.2 All Confidential Information shall remain the property of the disclosing party. Upon the written request of a disclosing party or upon termination or expiration of this Agreement, all tangible Confidential Information received from the disclosing party (including all copies thereof and samples) shall be promptly returned to the disclosing party; provided that the receiving party may retain one (1) copy of such tangible Confidential Information in a secure location for purposes of identifying its obligations under this Agreement.

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

4.3 The obligations of confidentiality and non-use set forth in this Article 4 of this Agreement shall not apply to any portion of the Confidential Information that:

(a)	is or becomes public or available to the general public without being wrongfully obtained or through breach of Agreement or is developed independently of Confidential Information received from the disclosing party; or
(b)	was known to and evidenced by the receiving party’s written records prepared prior to the date of this Agreement; or
(c)	is properly obtained by the receiving party from a third party with a valid legal right to disclose such Confidential Information and such third party is not under a confidentiality obligation to the disclosing party; or
(d)	is released by the disclosing party to a third party without restriction.

4.4 In the event that a receiving party is requested or required (by deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of any such request or requirement so the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a signed written waiver, the receiving party or its representatives are nonetheless, in the written opinion of their counsel, legally compelled to disclose Confidential Information to any governmental or regulatory body or else stand liable for contempt or suffer such other censure or penalty, receiving party may, without liability hereunder, disclose to such body only that portion of the Confidential Information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercised efforts to allow the disclosing party to use its reasonable efforts to preserve the confidentiality of the Confidential Information.

4.5 Nothing in this Agreement shall be construed as giving a receiving party any right, title, interest in or ownership of the Confidential Information.

4.6 The provisions of this Article 4 shall survive any termination or expiry of this Agreement for a period of five (5) years.

5. DISCLOSURE OF RESULTS.

5.1 Institute shall, on a semi-annual basis provide information in writing to AIM regarding the progress, status and summary of results of the Research Project. Such results are provided without warranty of any type and Institute shall not be liable to AIM in any way for use of such results.

5.2 If requested by AIM, Institute Principal Investigator(s) will confirm within a reasonable period of time any oral progress reports with follow-up summary written reports. Principal Investigator(s) will provide AIM with a final written report within sixty (60) days after the conclusion of each study described in the Exhibit(s) section. The final written reports will include descriptions of the methods used and results obtained together with any other pertinent findings from the Project.

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

5.3 All data and results arising from the Research Project(s) shall be owned by the Institute. AIM may use the data and results for internal research and regulatory purposes, and as may otherwise be permitted by this Agreement.

6. PUBLICATION.

6.1 Institute, Institute Principal Investigator(s) and AIM agree that results of the Research Project may be published. The Institute Principal Investigator(s) will submit any proposed manuscript, abstract, poster or oral presentation relating to the Research Project, or containing any results of the Research Project, to AIM for its review at least thirty (30) days in advance of any such publication or presentation. AIM will complete its review within thirty (30) days of receipt of the submitted documents. AIM may request that the Institute Principal Investigator(s) delete any reference to AIM Confidential Information. If during the thirty (30) day review period AIM notifies Institute or Institute Principal Investigator(s) that it desires to file or have filed a patent application on any Intellectual Property disclosed in the submitted documents, Institute will defer publication or presentation for up to sixty (60) additional days from the date of such notification to permit the preparation and filing of a patent application.

7. INDEMNIFICATION.

7.1 Indemnification. AIM shall indemnify, defend and hold harmless Institute, its trustees, directors, officers, employees (collectively, the “Institute Indemnitees”) from any liability, loss or damage they may suffer as a result of any third party claims, demands, judgments, costs, including reasonable attorney’s fees for defending those claims (each, a “Claim”), against them arising from or in connection with the Research Project or this Agreement. The foregoing indemnity will not apply to the extent (i) a Claim arises out of or relates to the Institution’s gross negligence or willful misconduct; (ii) failure to adhere to any written instructions from AIM or its designee related to the use and storage of Ampligen®. To the extent permitted by law, the Institute will indemnify, defend and hold harmless AIM where the aforementioned (i) and/or (ii) are the grounds for Institution’s liability.

8. TERMINATION.

8.1 This Agreement shall terminate upon the earlier of (a) the completion of the Research Project, (b) the written agreement signed by authorized representatives of the parties, or (c) three years from the Effective Date.

9. MISCELLANEOUS.

9.1 Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be effective when either personally delivered (including delivery by Fedex or other courier), or when sent by facsimile, addressed as follows:

To Institute:

Roswell Park Cancer Institute Corporation,

d/b/a Roswell Park Comprehensive Cancer Center

Elm & Carlton Streets

Buffalo, NY 14263

Attn: General Counsel

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

To AIM ImmunoTech Inc.:

David R. Strayer, MD

AIM ImmunoTech Inc.

604 Main Street

Riverton, NJ 08077

Or such other address as either party may hereinafter specify by written notice to the other under this Section 8.1. Such notices and communications will be deemed effective on the date of personal delivery or upon confirmed answer back by facsimile.

9.2 Entire Agreement; Amendment and Waivers. This Agreement is the entire agreement between Institute and AIM with respect to the specific subject matter hereof. This Agreement may not be modified, amended or terminated, nor may any term hereof be waived, except by an instrument in writing, signed by authorized representatives of both Institute and AIM.

9.3 Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, such provision will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner, consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

9.4 Assignment; Binding Effect. This Agreement may not be assigned, nor may any of the rights or obligations be delegated, without the prior approval of both parties.

9.5 Remedies. The parties agree that in the event of any breach or threatened breach of any of the covenants herein, the damage or imminent damage to the value and the goodwill of a party may be irreparable and extremely difficult to estimate, making any remedy extremely difficult to estimate, and/or making any remedy at law or in damages inadequate. Accordingly, the parties agree that they will be entitled to seek injunctive relief against the other party in the event of any breach of any such terms of this Agreement, in addition to any other relief (including damages) available under this Agreement or under law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages by facsimile or in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures.

9.7 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the application of conflict laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

aim immunotech Inc.

By:	/s/ Peter W. Rodino	Date: 4/14/2021
Name:	Peter Rodino
Title:	General Counsel

Roswell Park Cancer Institute CORPORATION, D/B/A ROSWELL PARK COMPREHENSIVE CANCER CENTER

By:	/s/ Michael B. Sexton, Esq.	Date: 4/13/2021
Name:	Michael B. Sexton, Esq.
Title:	Chief Administrative Officer and General Counsel

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EXPLANATORY NOTE: [***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IN PUBLICLY DISCLOSED.

Exhibit A – Protocol

The material (Ampligen) transferred from AIM to Dr. Kalinski’s lab at the Institute will be solely used for pre-clinical laboratory [***]

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